RadTek, Inc. Files Form 8-K to Announce Name Change; Trading Symbol Changes from UCHN to RDTK, Looking to the Future

Louisville, Kentucky--(Macreport Media)—April 12, 2013—RadTek, Inc. (OTCQB: RDTK), a radiation imaging equipment and system integration engineering based security and safety equipment technology company, today announces the change of the Company’s official trading symbol from UCHN to RDTK. RadTek, Inc. (RadTek) is a majority owned corporation of RadTek Co., Ltd of Daejeon, South Korea.

On April 10, 2013, the trading symbol for the Company's common stock, which is quoted on the OTCQB/ OTC Bulletin Board, was changed from UCHN to RDTK.  This change was made in conjunction with the Company's filing of a Certificate of Amendment to its Articles of Incorporation, on March 18, 2013, changing the Company's name from USChina Taiwan to RadTek, Inc.

Looking towards the future, RadTek will work with corporate partners, alliances with government related organizations and Management of the Company that are industry experts in System Integration Engineering for Security & Safety based Computer related hardware and software as well as Radiation Imaging Equipment, handheld & larger mobile real time x-ray imaging products, radiation protection room design and construction, food inspection equipment and software designers to create a significant niche in the industry.

About RadTek, Inc. (www.RadTekInc.com)

RadTek, Inc. a radiation imaging equipment and system integration engineering based security and safety equipment technology company, formerly known as USChina Taiwan, was founded in 2009 and is a publicly traded Nevada Corporation traded on the OTCQB under the ticker RDTK.

About RadTek Co., Ltd. (www.radtek.co.kr)

Founded in 2001, RadTek Co., Ltd of South Korea evolved from being a Radiation technology manufacturing firm to a more focused security & safety and total radiation technology company. RadTek has created a conglomeration of technology products to include mobile, handheld and industrial applications of radiation inspection, as well as a total solution provider for security and food safety application products. RadTek Co., Ltd intends to expand their operations to the US in the near future. RadTek Co., Ltd. will bring key strategic alliances with government related companies and institutes such as Korea Telecom Express, Korea Customs Service, Korea Atomic Energy Research Institute, Korea Advanced Institute of Science and Technology as well as other potential partners in establishing their system integration engineering and radiation technology based product lines in the US.

Contact:

JD Sparks

US Communications Director

jdsparks@pegbusiness.com

502-657-6005